UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2011

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (410) 972-4140

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On October 14, 2011, Chesapeake Lodging, L.P., the operating partnership and an indirect, wholly owned subsidiary of Chesapeake Lodging Trust (the “Company”), amended the credit agreement by which it has obtained a senior secured revolving credit facility with a lending syndicate led by Wells Fargo Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Securities Inc., as documentation agent. The Company and certain of its indirect subsidiaries serve as guarantors of borrowings under the credit facility. The amended credit agreement increases the maximum amounts the Company may borrow from $150.0 million to $200.0 million, and also provides for the possibility of further future increases, up to a maximum of $300.0 million, in accordance with the terms of the amended credit agreement. A copy of the Company’s press release announcing this transaction is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Borrowing availability under the amended credit agreement generally will be determined as the lesser of (1) 55% of the aggregate operating property values (as defined in the amended credit agreement) of the hotel assets securing the facility and (2) the amount that would result in a debt service coverage ratio (as defined in the amended credit agreement) equal to or greater than 1.25x for all periods prior to March 31, 2013, and 1.35x for all periods thereafter. The initial assets securing the facility are the Hilton Checkers Los Angeles, the Boston Marriott Newton, the Courtyard Anaheim at Disneyland Resort, the Homewood Suites Seattle Convention Center, the Hotel Indigo San Diego Gaslamp Quarter and the Hotel Adagio. Giving effect to the amendment, as of October 14, 2011, the Company had $100.0 million of outstanding borrowings under the amended credit agreement, and approximately $49.1 million of additional borrowing availability thereunder.

The amended credit agreement is for a three-year term, maturing in October 2014, subject to extension for another year at our option subject to satisfaction of customary conditions precedent to the extension. Amounts borrowed under the amended credit agreement will bear interest at spreads over LIBOR that will be determined based on our consolidated leverage ratio as of the end of our most recent fiscal quarter, as shown below:

Leverage Ratio	Applicable Margin
<35%	2.75%
≥35%≤40%	3.00%
≥40%≤50%	3.25%
≥50%≤55%	3.50%
≥55%	3.75%

The applicable margin will reset 10 business days after each delivery of a compliance certificate relating to our quarterly or year-end financial results, as applicable. For the period from October 14, 2011 until the next reset date, the applicable margin will be 3.25%.

The amended credit agreement requires us to comply with various financial covenants, including that we maintain a maximum leverage ratio of less than or equal to 60% (55% during any extension period) of total assets (as defined in the amended credit agreement); a fixed charge coverage ratio (adjusted EBITDA divided by fixed charges) equal to or greater than 1.50 to 1.00; a minimum tangible net worth of at least $458,667,000 plus 85% of the net cash proceeds from subsequent offerings of equity securities; and aggregate operating property values for all of the hotels securing the facility of not less than $250 million. The amended credit agreement also requires us to comply with various negative covenants, including limits on our ability to make certain types of investments aside from the fee simple or ground leased ownership of hotels and our ability to make certain restricted payments such as dividend payments and share repurchases, and subjects the assets comprising the collateral pool for the facility—and future acquisitions we might wish to pledge as additional collateral—to certain financial covenants and other operational and geographic diversification requirements.

Other covenants and events of default under the amended credit agreement remain substantially unchanged from those of the previous agreement.

The foregoing description of the amended credit agreement and the credit facility is qualified in its entirety by the full terms and conditions of the amended credit agreement which will be filed with the Securities and Exchange Commission as an exhibit to a subsequent report of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Incorporated by reference to the Exhibit Index filed herewith and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2011	CHESAPEAKE LODGING TRUST

	By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit Number	Exhibit Description

99.1	Press release issued October 17, 2011